SPENCER EDWARDS INC.

INVESTMENTS

Exhibit 10.3

August 20, 2013

DIGI Outdoor Media, Inc.
35332 SE Center Street
Snoqualmie, WA 98065

Dear Sirs,

Thank you for the opportunity to work with you and your company, DIGI Outdoor Media, Inc.

This letter agreement (the “Agreement”) confirms that DIGI Outdoor Media, Inc. and its subsidiaries, affiliates and joint-venture entities (“Client”) has engaged Spencer Edwards, Inc. (“Spencer Edwards”) to act as its exclusive advisor to provide corporate finance and investment banking related advice in connection with a possible Transaction involving the Client, including, but not limited to, identifying potential third party Transaction partners acceptable to the Client (“Transaction Candidates” or “Candidates”), coordinating visits by and communication with such Transaction Candidates, performing financial analysis with respect to potential Transactions, and assisting the Client in structuring, planning and negotiating the terms of a potential Transaction (the “Engagement”).

Spencer Edwards, Inc. is an investment banking firm registered, as a broker- dealer with the U.S. Securities and Exchange Commission (SEC), and a member of the Financial Industry Regulatory Authority (FINRA) and Securities Investor Protection Corporation (SIPC).

For the purposes of this Agreement, Transaction means, whether effected directly by the Client (or any of the entities comprising the Client) or indirectly by or through any third party with which the Client may arrange to effect the Transaction or in one or more transactions or a series of transactions, any: (a) strategic partnership, supply, distribution, licensing, or promotion arrangement, commercial relationship, joint, or collaborative venture, strategic alliance, or similar transaction with one or more Transaction Candidates (collectively, a “Partnership”), (b)
 merger, consolidation, reorganization or other business combination pursuant to which the Client and a Transaction Candidate, and/or all or a significant portion of their respective businesses or operations are combined (collectively, a “Merger”), (c) a transaction or series of transactions resulting in a sale, transfer or other disposition of all or a significant portion of the capital stock or assets of the Client by way of a tender or exchange offer, option, negotiated purchase, leverage buyout, minority investment, recapitalization or otherwise (collectively, a “Sale”); (d) a transaction or series of transactions resulting in the acquisition of all or a significant portion of the capital stock or assets of any non-affiliated company (collectively, an “Acquisition”); and (e) a transaction or series of transactions principally for bona fide capital raising purposes whereby cash is received by the Client in consideration for the issuance, conversion, or cancellation of equity, debt or equity or debt linked securities by the Client (a “Financing”).

Spencer Edwards shall devote such time and efforts to the affairs of the Client as is reasonably necessary to render the services contemplated by this Agreement.  Any work or task of Spencer Edwards provided for herein which requires Client to provide certain information to assist Spencer Edwards in completion of the work shall be excused (without effect upon any obligation of Client) until such time as Client has fully provided all information and cooperation necessary for Spencer Edwards to complete the work.  The services of Spencer Edwards shall not include the rendering of any legal opinions or the performance of any work that is in the ordinary purview of a certified public accountant.

It is expressly understood and agreed that Spencer Edwards shall have no power to bind Client to any Transaction or contract obligation.  Client shall have the right to refuse and Transaction proposal presented to it without incurring and obligations to Spencer Edwards.

Although Spencer Edwards cannot guarantee results on behalf of the Client, it shall use its best efforts to provide the services listed above.

SPENCER EDWARDS INC.

INVESTMENTS

1.	Retainer. Upon execution of this Agreement, the Client shall pay Spencer Edwards a non-refundable retainer in the amount of ten thousand U.S. Dollars ($10,000).

2.
 Success Fee. Client agrees that should Client accept and complete any Transaction(s) with any Candidate Spencer Edwards presents or introduces to Client during the Term of this Agreement, or if Client should for a period of twelve (12) months following the termination of this Agreement (including extensions) accept financing or complete a Transaction from and Candidate presented or introduced to Client by Spencer Edwards there shall become due and payable via wire transfer to Spencer Edwards immediately upon consummation of each Transaction, a fee payable to Spencer Edwards as described below.  Should Spencer Edwards not be paid within five (5) business days after the completion of a Transaction, a service charge shall accrue from the date of the Transaction at the rate of 1.5% per month.

Financing.  Client will pay Spencer Edwards a cash fee equal to ten percent (10%) of the gross proceeds raised and actually received by the Client in a Financing and issue Spencer Edwards warrants to purchase shares of common stock of the Client (the “Warrants”) equal to ten percent (10%) of the equity or equity linked securities sold in such Financing, provided, that, the Warrants will be identical in all material respects to other warrants sold in such Financing, if any, including exercise price, maturity date, cashless exercise, registration rights and anti-dilution protections, and provided further, that in the event no other warrants are sold in the Financing, the Warrant will have an exercise price equal to the price per share of the equity or equity linked securities sold in Financing (with cashless exercise) and a maturity date equal to the date which is three (3) years after the date such Financing is consummated.

Partnership, Merger, Sale or Acquisition:  Client will pay Spencer Edwards a cash fee equal to (i) Merger Fee Percent (as defined below) of the Aggregate Value, received by the Client in connection with a Partnership, Acquisition, Merger or Sale.

Merger Fee Percent shall be the greater amount as determined by either:

i.
Eight percent (8%) of the first one million dollars ($1,000,000) of the Aggregate Value (or portion thereof), plus six percent (6%) of the second million dollars of the Aggregate Value (or portion thereof), plus four percent (4%) of the third million dollars of the Aggregate Value (or portion thereof), plus two percent (2%) of the fourth million dollars of the Aggregate Value (or portion thereof), plus one percent (1%) of the Aggregate Value thereafter; or,

ii. Calculated as a flat rate of five percent (5%) of the total Aggregate Value.

For purposes of this Agreement, in the event of a Partnership, Aggregate Value shall mean an amount equal to the aggregate value, as mutually agreed upon by the Client and Spencer Edwards in good faith, of the proceeds, assets and other consideration payable or to be contributed to such Partnership by all parties to such Partnership (which shall be deemed to include installment, escrowed or contingent amounts and other payments), including, without limitation, cash, notes, securities, intellectual property, or other assets, licenses, distributions, and service agreements and other property.

SPENCER EDWARDS INC.

INVESTMENTS

For the purposes of this Agreement, in the event of a Merger, Sale, or Acquisition, Aggregate Value shall mean an amount equal to (a) the total proceeds received (or in the event of an Acquisition, the total proceeds paid) by the Client or its security holders (including amounts paid to the holders of options, warrants and convertible securities), plus (b) the principal amount of all indebtedness for borrowed money (including, without limitation, any lending lease obligations) assumed by the acquiring party in connection with the Transaction, if any, plus (c) cash payments paid or payable in consideration for personal service agreements and agreements or covenants not to compete entered into by any party in connection with Transaction, if any, plus (d) in the case of a Sale involving the transfer or spin-out of less than all the Client’s assets, the net present value of current assets retained by the Client, if any, plus (e) in the event of a Merger or Sale, cash dividends paid to the Client’s shareholders in connection with the Transaction.  Notwithstanding the foregoing:

i.	Amounts paid into escrow will be included in the calculation of Aggregate Value and the fee on such amounts will be payable to Spencer Edwards upon establishment of such escrow;

ii.
 Amounts payable in the future upon the occurrence of some future event (“Contingent Payments”) will be included in the calculation of Aggregate Value and the fee on such Contingent Payments will be calculated and paid to Spencer Edwards if and when such Contingent Payments are made.

3.
Expenses.  Client shall reimburse Spencer Edwards for all pre-approved, out-of-pocket expenses incurred in the performance of the duties to meet the obligations of this Agreement.  Payment shall be made within seven (7) days of invoice.  The Client agrees that it will engage its legal counsel at its own expense to assist in the preparation of any legal documents or definitive agreements deemed necessary to facilitate the Transaction(s) contemplated herein.

4.
 Term.  The term of this Agreement shall be for a period of one year from the date of this Agreement (the “Term”). Either party may terminate this Agreement, upon 30 days’ notice, provided however that any compensation and reimbursements due to Spencer Edwards pursuant to Sections 1, 2, and 3 shall survive such termination and shall remain in full force and effect.

5.
Representations, Warranties, and Indemnification.  Each of Spencer Edwards and Client represents and warrants to each other that this Agreement has been duly authorized, executed and delivered by it; and, assuming, the due execution by the other party, constitutes a legal, valid and binding agreement of it, enforceable against it in accordance with its terms.  Each of Spencer Edwards and Client agrees to comply with all applicable securities laws, and the Client will disclose to Spencer Edwards all information necessary for Spencer Edwards to act upon Client’s request and to notify Spencer Edwards promptly of any material changes to such information.  Client hereby represents that it shall notify Spencer Edwards within three (3) business days of the completion of any Transaction(s) occurring during the term of this Agreement and/or involving Candidates introduced or presented by Spencer Edwards.  Additionally, each of the Client and Spencer Edwards agreed to indemnify the other and the other’s affiliates in accordance with the terms and conditions in Exhibit “A” to this Agreement.

6.
Confidentiality.  This agreement supersedes any and all prior non-disclosure and confidentiality agreements between Client and Spencer Edwards.  Spencer Edwards and Client each agree to keep confidential and provide reasonable security measures to keep confidential information where release may be detrimental to their respective business interests.  Spencer Edwards and Client shall each require their employees, agents, affiliates, other licensees, and others who will have access to the information through Spencer Edwards and Client respectively, to abide by the confidentiality provisions contemplated by this Agreement in perpetuity.  Spencer Edwards will not, either during its engagement by the Client pursuant to this Agreement or at any time thereafter, disclose, use or make known for its or another’s benefit any confidential information, knowledge, or data of the Client or any of its affiliates in any way acquired or used by Spencer Edwards during its engagement by the Client.  Confidential information, knowledge, or data of the Client and its affiliates shall not include any information that is, or becomes generally available to the public other than as a result of a disclosure by Spencer Edwards or its representatives.  Notwithstanding the foregoing, Client hereby authorizes Spencer Edwards to transmit to prospective Candidates, information and materials provided by Client and/or developed by Spencer Edwards on behalf of Client upon approval by Client of such materials.  Additionally, at any time after the consummation or other public announcement of the Transaction, Spencer Edwards may, at its own expense, place an announcement in such newspaper and publications as it may choose, stating that Spencer Edwards has acted as financial advisor and placement agent to the Client in connection with the Transaction, any may use, from time to time, the Client’s name and logo and a brief description of the Transaction in publications and/or marketing materials prepared and/or distributed by Spencer Edwards.

SPENCER EDWARDS INC.

INVESTMENTS

7.
 Non-Circumvention.  In and for valuable consideration, Client hereby agrees that Spencer Edwards may present or introduce (whether by written, oral, data, or other form of communication) Client to one or more Candidates.  Client further acknowledges and agrees that the identity of the subject Candidates, and all other information concerning Candidates (including without limitation, all mailing information, phone and fax numbers, email addresses and other contact information) introduced hereunder are the property of Spencer Edwards, and shall be treated as confidential and proprietary information by Client, its affiliates, officers, directors, shareholders, employees, agents, representatives, successors and assigns.  Client shall not use such information, except in the context of any arrangement with Spencer Edwards in which Spencer Edwards is directly and actively involved, and never without Spencer Edwards’s prior written approval.  Client further agrees that neither it nor its employees, affiliates or assigns, shall enter into, or otherwise arrange (either for it/him/himself, or any other person or entity) any Transaction, business relationship, meeting, phone call, or other correspondence with such Candidates, either directly or indirectly, or accept any Transaction, compensation, or advantage in relation to such Candidates, except as directly through Spencer Edwards, without the prior written approval of Spencer Edwards.  Spencer Edwards is relying on Client’s asset to these terms and asset to these terms, Spencer Edwards would not introduce or present and Candidates or disclose any confidential information to Client as herein described.

8.
 Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Colorado applicable to contracts executed and to be wholly performed therein without regard to its conflict of law doctrine.  The Client and Spencer Edwards hereby agree that any dispute concerning this Agreement shall be resolved through binding arbitration before FINRA in Denver County pursuant to its arbitration rules, or, at the sole discretion of Spencer Edwards, through state or federal court of competent jurisdiction.  The prevailing party shall be entitled, in addition to such other relief that may be granted, to a reasonable sum of attorney’s fees and any other costs and expenses relating thereto.

9.
Entire Agreement.  This Agreement represents the entire agreement by and between the Client and Spencer Edwards and supersedes any and all other agreements, either oral or written, with respect to the Agreement.  Each party to this Agreement acknowledges that no representation, inducements, promises or agreement, orally or otherwise, have been made by any party or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding.  The Client and Spencer Edwards hereby agree that the opening and closing statements of this Agreement are incorporated herein by this reference and made a material part of this Agreement.  If any part of this Agreement is found, or deemed by a court of competent jurisdiction, to be invalid or unenforceable, that part shall be severable from the remainder of the Agreement.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  Any modification of this Agreement will be effective only if it is in writing and signed by the Client and Spencer Edwards.

10.
 Survival of Certain Provisions.  Sections 1, 2, 3, 5, 6, 7, 8, 9, 10 and Exhibit “A” of this Agreement shall survive this Agreement, and remain operative and in full force and effect, regardless of, (i) the completion of and Transaction, (ii) the resignation of Spencer Edwards or any termination or Spencer Edwards’s services or (iii) any amendment, expiration or termination of this Agreement, and shall be binding upon, and shall inure to the benefit of, any successors, assigns, heirs and personal representatives of the Client, Spencer Edwards, and the Indemnified Persons.

Please initial each page, sign below, and return the original and copy of this letter to the undersigned to indicate your acceptance of the terms set forth herein, whereupon this letter and your acceptance shall constitute a binding agreement by and between Client and Spencer Edwards as of the date first above written.  We appreciate the opportunity to be of service and look forward to a cooperative working relationship with you and your staff.

SPENCER EDWARDS INC.

INVESTMENTS

Sincerely,                                                                           Accepted and Agreed:

SPENCER EDWARDS, INC	DIGI OUTDOOR MEDIA, INC.
/s/Donna Flemming	/s/ Donald E. MacCord
Donna Flemming	Donald E. MacCord
President September 11, 2013	President August 22, 2013

SPENCER EDWARDS INC.

INVESTMENTS

EXHIBIT “A” TO ENGAGEMENT AGREEMENT

This Exhibit “A” is part of and is incorporated into that certain letter agreement between Client and Spencer Edwards.  The letter agreement and this Exhibit “A” are referred to herein as the “Agreement”.  Capitalized terms used herein without definition shall have the meanings ascribed to them in the letter agreement.

Each of the Client and Spencer Edwards (each an “Indemnifying Party”) agreed to indemnify and hold harmless the other, any affiliates and the respective officers, directors, partners, employees, representatives and agents and any other persons controlling the other or any affiliates within the meaning of the Securities Act of 1933 or the Securities Exchange Act of 1934 (each such person or entity being referred to as an “Indemnified Person”), to the fullest extent lawful, from and against, and the Indemnified Persons shall have no liability to the Indemnifying Party or its owners, affiliates, controlling persons, security holders or creditors for, all claims, liabilities, losses, damages and expenses, including without limitation and as incurred, reimbursement of all costs of investigating, preparing, pursuing, or defending any such claim or action, including fees and expenses of counsel to, and the per diem costs and expenses of personnel of, the Indemnified Person (collectively, “Losses”), whether or not arising out of pending or threatened litigation, governmental investigation, arbitration or other alternative dispute resolution, or other action or proceeding (individually a “Proceeding” and collectively “Proceedings”), directly or indirectly related to or arising out of, or in connection with (i) actions taken or omitted to be taken by the Indemnifying Party, its affiliates, employees, directors, officers, partners, representatives or agents in connection with and Transaction(s) or activities contemplated by this Agreement; (ii) actions taken or omitted to be taken by any Indemnified Person pursuant to the terms of, or in connection with services rendered pursuant to, this Agreement, provided that in the case of this subsection (ii) the Indemnifying Party shall not be responsible for any Losses arising out of or based upon the willful misconduct or negligence (as determined by the judgment of a court of competent jurisdiction, no longer subject to appeal or further review) of or by such Indemnified Person; and (iii) any untrue statement or alleged untrue statement of material fact necessary to make the statements therein not misleading (other than untrue statements or alleged untrue statements in, or omissions or alleged omissions from, information relating to an Indemnified Person furnished in writing by or on behalf of such Indemnified Person expressly  for use in such Information).  If the indemnification provided for under this Agreement is unavailable to an Indemnified Person in respect of any Losses, then the Indemnifying Party, in lieu of indemnifying such Indemnified Person, shall contribute the amount paid or payable by such Indemnified Person as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Client on the one hand and the Indemnified Person on the other, as well as any other relevant equitable considerations.  If an Proceeding is commenced as to which an Indemnified Person demands indemnification, the Indemnified Person shall have the right to retain counsel of its own choice to represent it, the Indemnifying Party shall pay the reasonable fees and expenses of such counsel, and such counsel shall to the extent consistent with its professional responsibilities cooperate with the Indemnifying Party and any counsel designated by the Indemnifying Party, provided, that in no event shall the Indemnifying Party be required to pay fees and expenses under this indemnity for more than one firm of attorneys for the Indemnified Person in any jurisdiction in any one legal action or group of related legal actions.  The Indemnifying Party shall be liable as provided herein for any settlement of any claim against Spencer Edwards or any Indemnified Person made with the Indemnifying Party’s written consent, which consent shall not be unreasonably withheld.  The Indemnifying Party agrees that it will not, without the prior written consent of Spencer Edwards, settle or compromise or consent to the entry or any judgment in any Proceeding (whether or not any Indemnifying Person is a party thereto) unless such settlement, compromise or consent includes an unconditional release of Spencer Edwards and each other Indemnified Person from all liability arising or that may arise out of such Proceeding.  The indemnity and contribution obligations of the Indemnifying Party set forth herein shall be in addition to any liability or obligation the Indemnifying Party may have to any Indemnified Person at common law or otherwise.  The Indemnifying Party hereby consents to personal jurisdiction, service and venue in any court in which any claim, which is subject to this Agreement, is brought against Spencer Edwards or any other Indemnified Person.